Sub-Item 77I.  Terms of New or Amended Securities

Dreyfus Midcap Index Fund, Inc. (the "Fund")

At a meeting held on May 17, 2016, the Board of Directors of the Fund approved a proposal to re-designate the existing shares of the Fund as Investor shares and to offer Class I shares as a new share class of the Fund.

A description of the Fund's Investor and Class I shares is included in the Fund's prospectus and statement of additional information filed as part of Post-Effective Amendment No. 41 to the Fund's Registration Statement ("Post-Effective Amendment No. 41"), filed with the Securities and Exchange Commission on August 26, 2016, and is incorporated by reference herein.

A revised Rule 18f-3 Plan for the Fund was filed as Exhibit (n) to Post-Effective Amendment No. 41 and is incorporated by reference herein.